Exhibit 99.1

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Linkage Technologies Investment Limited:

We have audited the accompanying consolidated balance sheets of Linkage Technologies Investment Limited and subsidiaries (the “Company”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Linkage Technologies Investment Limited and subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

August 10, 2010

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands US$, except share and share related data)

	December 31,
	2008	2009

ASSETS
Current assets:
Cash and cash equivalents	$17,976	$22,300
Restricted cash	1,311	552
Trade accounts receivable, net	52,393	80,786
Notes Receivable	—	964
Inventories, contracts in progress and deferred costs	8,930	16,196
Amount due from related party	645	2,949
Prepaid expenses and other current assets	5,344	3,978
Deferred tax assets-current	4,130	6,332

Total current assets	90,729	134,057
Restricted cash-noncurrent	343	143
Property and equipment, net	1,809	2,433
Deferred tax assets - noncurrent	89	187
Other assets	—	322

Total assets	$92,970	$137,142

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Short-term bank borrowings	$5,121	$14,645
Trade accounts payable	13,949	16,724
Accrued payroll and welfare	11,509	17,441
Deferred revenue	17,085	16,000
Accrued expenses and other payables	4,299	13,085
Income tax payable	1,597	1,192
Dividend payable	—	1,455
Deferred tax liabilities - current	5,726	6,950

Total liabilities	$59,286	$87,492

Commitments and contingencies (Note 12)
Equity:
Ordinary shares ($0.1 par value; 500,000 shares authorized, 9,288 shares issued, and 9,288 shares outstanding as of December 31, 2008 and 2009)	1	1
Additional paid-in capital	11,192	12,582
Accumulated other comprehensive income	4,573	4,601
Retained earnings	17,918	32,466

Total equity	33,684	49,650

Total liabilities and equity	$92,970	$137,142

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands US$)

	Year Ended December 31,
	2007	2008	2009
Revenues:
Software development	$44,729	$77,961	$138,312
IT services	4,703	5,192	3,429
Third-party hardware and software	4,348	5,176	11,867

Total revenues	53,780	88,329	153,608

Cost of revenues:
Software development	(19,319)	(35,587)	(65,458)
IT services	(519)	(942)	(1,551)
Third-party hardware and software	(3,852)	(4,626)	(10,595)

Total cost of revenues	(23,690)	(41,155)	(77,604)

Gross profit	30,090	47,174	76,004

Operating expenses:
Sales and marketing expenses	(5,651)	(7,384)	(12,378)
General and administrative expenses	(9,661)	(15,607)	(24,136)
Research and development expenses	(1,098)	(2,522)	(7,001)

Total operating expenses	(16,410)	(25,513)	(43,515)

Income from operations	13,680	21,661	32,489

Other income (expense):
Interest income	231	165	115
Interest expense	(683)	(489)	(845)
Other income (expense), net	165	245	1,762

Total other income (expense), net	(287)	(79)	1,032

Income before income taxes	13,393	21,582	33,521
Income tax expense	(810)	(4,477)	(4,258)

Net income	$12,583	$17,105	$29,263

Includes share-based compensation related to:
Cost of revenues software development	$—	$1,820	$—
Sales and marketing expenses	$—	$232	$—
General and administrative expenses	$577	$231	$1,390

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Changes in Equity and Comprehensive Income

(In thousands US$, except share data)

			Additional	Accumulated Other
	Ordinary shares		Paid-in Capital	Comprehensive Income	Retained Earnings	Total Equity	Comprehensive Income
	Shares	Amount

Balance at January 1, 2007	9,288	$1	$8,332	$721	$7,579	$16,633
Net income	—	—	—	—	12,583	12,583	$12,583
Foreign currency translation adjustment	—	—	—	1,915	—	1,915	1,915

Share-based compensation	—	—	577	—	—	577	$14,498

Dividend declared	—	—	—	—	(3,486)	(3,486)

Balance at December 31, 2007	9,288	1	8,909	2,636	16,676	28,222
Net income	—	—	—	—	17,105	17,105	$17,105
Foreign currency translation adjustment	—	—	—	1,937	—	1,937	1,937

Share-based compensation	—	—	2,283	—	—	2,283	$19,042

Dividend declared	—	—	—	—	(15,863)	(15,863)

Balance at December 31, 2008	9,288	1	11,192	4,573	17,918	33,684

Net income	—	—	—	—	29,263	29,263	$29,263
Foreign currency translation adjustment	—	—	—	28	—	28	28

Share-based compensation	—	—	1,390	—	—	1,390	$29,291

Dividend declared	—	—	—	—	(14,715)	(14,715)

Balance at December 31, 2009	9,288	$1	$12,582	$4,601	$32,466	$49,650

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands US$)

	Year Ended December 31,
	2007	2008	2009
Cash flows from operating activities:

Net income	$12,583	$17,105	$29,263
Adjustments to reconcile net income to netcash provided by operating activities:
Share-based compensation	577	2,283	1,390
Depreciation	965	698	994
Loss on disposal of property and equipment	68	71	43
Provision for doubtful accounts	34	63	(19)
Provision for expected losses on uncompleted contracts	28	(46)	403
Deferred taxes	(432)	2,055	(1,076)
Changes in assets and liabilities:
Trade accounts receivable	(5,746)	(13,937)	(28,374)
Notes receivable	—	—	(964)
Inventories, contracts in progress and deferred costs	(10,329)	8,571	(7,266)
Amount due from related party	—	(645)	(2,304)
Prepaid expenses and other current assets	(1,533)	(811)	1,366
Trade accounts payable	7,106	357	2,775
Accrued expenses and other payables	648	1,285	8,641
Deferred revenue	6,088	1,702	(1,085)
Income tax payable	543	869	(405)
Accrued payroll and welfare	1,146	3,328	5,932
Other assets	—	—	(322)

Net cash provided by operating activities	11,746	22,948	8,992

Cash flows from investing activities:
Change in restricted cash	113	37	959
Purchases of property and equipment	(719)	(1,020)	(1,917)
Loans made to related party	(5,160)	(15,579)	(6,062)
Loans repaid by related party	5,334	15,579	6,062

Net cash used in investing activities	(432)	(983)	(958)

Cash flows from financing activities:
Dividend paid	(1,174)	(18,201)	(13,260)
Proceeds from short-term bank borrowings	20,385	25,906	49,818
Repayment of short-term bank borrowings	(24,067)	(29,504)	(40,294)
Repayment of related party borrowings	(1,281)	—	—

Net cash used in financing activities	(6,137)	(21,799)	(3,736)

Effect of exchange rate changes	618	114	26

Net increase in cash and cash equivalents	5,795	280	4,324
Cash and cash equivalents, beginning of the year	11,901	17,696	17,976

Cash and cash equivalents, end of the year	$17,696	$17,976	$22,300

Supplemental disclosure of cash flow information:
Income taxes paid	$688	$1,592	$5,739
Interest paid	$651	$489	$845

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands US$, except share, and share related data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Linkage Technologies Investment Limited (“Linkage BVI”) was incorporated in the British Virgin Islands on July 15, 2003. On June 30, 2004, Linkage BVI, through Linkage Technology (Nanjing) Co., Ltd. (“Linkage Nanjing”), a wholly-owned subsidiary of Linkage BVI, acquired the telecommunication business from Lianchuang Technology Company Limited (“Lianchuang Technology”), a company incorporated in the People’s Republic of China (the “PRC”), for a cash consideration of $7,000. This transaction has been accounted for as a transfer of assets between entities under common control as the shareholder structures of Linkage BVI and Lianchuang Technology were the same.

Linkage BVI, together with its subsidiaries (collectively, the “Company”), is principally engaged in the provision of customized software development and IT services, including system integration and IT consulting services, to telecommunication carriers and their provincial subsidiaries in the PRC.

Linkage BVI became a wholly-owned subsidiary of Linkage Technologies International Holdings Limited (“Linkage Cayman”) on December 16, 2008. Linkage Cayman was incorporated in the Cayman Islands on February 24, 2004. As of December 31, 2009, the Company’s subsidiaries were as follows:

	Date of Establishment	Place of Establishment	Percentage of ownership
Hong Kong Linkage Technology Limited (“Linkage Hong Kong”)	November 15, 1998	Hong Kong	100%
Linkage Technology (Nanjing) Co., Ltd. (“Linkage Nanjing”)	February 12, 2004	PRC	100%
Suzhou United New Science and Technology Corporation (“Linkage Suzhou”)	January 16, 2003	PRC	100%

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated on consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in the Company’s consolidated financial statements include time and cost required to complete projects for purposes of revenue recognition, future expected cash flow estimates for purposes of determining the fair value of the ordinary shares, assumptions used in calculating share-based compensation, valuation allowance for deferred tax assets and adequacy of unrecognized tax benefits, and collectability of accounts receivable and other receivables.

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

(e)	Restricted cash

Restricted cash is related to amounts which are not available for the Company’s use in its operations and are held by banks as security for issuance of letters of credit, bankers’ acceptance drafts, and performance bonds to certain customers.

(f)	Trade accounts receivable, net

Accounts receivable are stated at the amount the Company expects to collect and is comprised of both billed and unbilled receivables. Billed receivables represent outstanding amounts invoiced in accordance with agreed-upon contract milestones. Unbilled receivables represent revenue recognized in excess of billings as of the balance sheet date, as well as third-party hardware and software delivered when performing system integration services as an agent which will be invoiced at a later date in accordance with agreed-upon contract milestones. Accounts receivable are presented net of allowances for doubtful accounts. Allowances for doubtful accounts are provided based on the credibility of the clients, aging of the accounts receivable, economic conditions and other specific circumstances related to the accounts.

(g)	Inventories, contracts in progress and deferred costs

Inventories represent computer hardware, software and spare parts that are purchased from third-party vendors on behalf of customers and are generally in transit to the customers’ premise. Such items are generally in the Company’s possession for a short period of time.

Contracts in progress consist of (i) the difference between total cost incurred to date and cost of revenue earned to date on customized software development arrangements under which revenue is recognized using the percentage-of- completion method, and (ii) accumulated contract costs on certain customized software development arrangements that are deferred and are recognized ratably over the longer of the post-contract customer support (“PCS”) or the system support and enhancement service period.

Deferred costs mainly consist of (i) pre-contract costs that are incurred for specific anticipated software development contracts and whose recoverability from that contract is deemed probable, and (ii) costs of hardware, software and spare parts acquired by the Company and delivered to the customers under system integration arrangements for which the Company acts as the primary obligor and reports revenue on a gross basis. Deferred costs are expensed upon the final acceptance date when revenue is recognized.

(h)	Property and equipment, net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation on property and equipment is calculated using the straight-line method over the following estimated useful lives of the assets:

Computers	3 years
Furniture, fixture and office equipment	5 years
Motor vehicles	5 years

(i)	Impairment of long-lived assets

Long-lived assets and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets. No impairment charges were recognized during the years ended December 31, 2007, 2008 and 2009.

(j)	Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company did not have any financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2009.

The carrying values of financial instruments, which consist of cash and cash equivalent, restricted cash, accounts receivable, notes receivable, amount due from related party, accounts payable, and short-term bank borrowings, are recorded at cost, which approximates their fair value due to the short-term nature of these instruments. The Company does not use derivative instruments to manage risks.

(k)	Revenue recognition

The Company derives its revenues from three sources: (i) software development, which includes development and licensing of software, provision of customization, modification, implementation, integration, training, and PCS, as well as recurring revenue from ongoing system support and enhancement services, (ii) IT services, which includes system integration, third-party hardware maintenance, third-party software support, network support, and IT consulting and research services, and (iii) resale of third-party hardware and software.

The Company’s software development arrangements contain multiple deliverables. The deliverables include licenses of custom software which consist of a combination of self-developed core software and third-party software, and related services such as customization, modification, implementation and integration services, training, and PCS. Such arrangements may also include third-party hardware and hardware installation and maintenance to the extent hardware is sold as part of the arrangement. As these arrangements require significant modification or customization of the software, revenue for the combined arrangement is recognized over the service period based on the percentage-of-completion method of accounting. Because PCS has never been sold separately, the Company does not have vendor specific objective evidence of fair value of PCS. The percentage-of-completion method of revenue recognition is therefore applied through the date when the last element is delivered, which is typically the end of the bundled PCS period. Progress toward completion is measured by dividing the actual direct labor costs incurred into total estimated direct labor costs for the project. Revenue on a project is computed by multiplying total estimated contract revenue by the percentage of completion. Cost of revenue is computed in a similar manner by multiplying total estimated contract cost by the percentage of completion. Gross profit on the project for a period is the excess of revenue over the cost of revenue. Any revisions to existing estimated contract profits, if necessary, are made in the period in which the circumstances requiring the revisions become known. Provisions for expected losses on uncompleted contracts are recorded in the period in which such losses become probable.

Certain of the Company’s software development arrangements include ongoing system support and enhancement services. These services consist of designing and implementing enhancements to existing software and providing overall system support and performing operational tasks in the customer’s IT function on behalf of the customer. These services are generally provided over a specified period of time, typically ranging from a few months to two years. The cost of providing such services cannot be reliably estimated as the workload varies with the customer’s service requests during the service period. Under these arrangements, the entire arrangement fee and accumulated contract costs are deferred and recognized ratably over the longer of the PCS and the system support and enhancement service period, commencing subsequent to delivery of the customized software and when PCS, system support and enhancement services are the only remaining deliverables.

Revenue from ongoing support and enhancement arrangements that are not combined with other elements are recognized ratably over the service period and when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectability is reasonably assured.

Subsequent sales of upgrades and enhancements are accounted for separately from the initial sales of customized software as upgrades and enhancements are not negotiated within a short time frame of the initial sale, the software from the initial sale is not dependent on the delivery of the upgrades or enhancements, neither the fees for the initial or subsequent sale are subject to refund if one or the other contracts is not fulfilled nor are payment terms for either sale tied to the performance of the other.

The Company’s system integration arrangements also include multiple deliverables, such as third-party hardware and software, installation, integration, training, maintenance, and support. The Company evaluated the deliverables for separation and determined that the delivered items should not be considered a separate unit of account because not all undelivered elements have objective and reliable evidence of fair value. Revenue is recognized when the Company has substantially met its performance obligations under the contract and received final acceptance from the customer. Generally revenue is recognized net of the amounts paid to suppliers of the third-party hardware and software as the Company is considered to be an agent in these arrangements.

The Company enters into third-party hardware maintenance and software support contracts with end customers and generally enters into back-to-back arrangements of similar key terms with the third-party hardware and software vendors to cover its risks in the customer contracts. Revenue is recognized ratably over the term of the maintenance or support agreement when all other revenue recognition criteria are met. Under such arrangements, the Company recognizes revenue net of the back-to-back contracts as the Company is considered to be an agent in these arrangements. Limited to a few arrangements where the Company is contracted to provide network support services and no back-to-back arrangements exist with third-party hardware and software vendors, the Company reports revenue at gross amounts billed to the customer because the Company is the primary obligor in those arrangements.

The Company’s research findings under IT consulting and research arrangements are evaluated by the customer based on the customer’s specific criteria. Revenue is recognized when the Company receives final acceptance from the customer, assuming all other revenue recognition criteria have been met.

Revenue from resale of third party hardware and software, if not bundled with other deliverables, is recognized upon delivery and acceptance.

The Company reports revenue from third-party hardware net of sales returns. Revenues from customized software and system integration arrangements include value added tax rebates received from the Chinese tax authorities. Such rebates are granted to the Company as part of the PRC government’s policy to encourage software development in the PRC, and are recorded as a component of revenue when the relevant compliance requirements are met, there are no further obligations, and are not subject to future returns or reimbursements. Total value added tax rebates recorded in revenues were $800, $787 and $845 in 2007, 2008 and 2009, respectively.

Billings are rendered based on agreed upon contract milestones. Revenue recognized in excess of billings is recorded as unbilled receivables and is included in trade accounts receivable. Unbilled receivables also include costs incurred when performing system integration services as an agent and will be billed based on contractual billing milestones. These costs typically relate to hardware, software and spare parts that have been acquired by the Company and have been delivered to the customer. Amounts billed but not yet collected are recorded as billed receivables and are included in trade accounts receivable. Most of the billed and unbilled receivables are expected to be collected within one year. Billings in excess of revenue recognized are recorded as deferred revenue.

(l)	Research and development

Research and development costs consist of expenditures incurred in the development of new software modules and products, either as part of the internally used software or in conjunction with anticipated customer projects. Technological feasibility for the Company’s software products is reached shortly before the products are released for sale. To date, costs incurred after technological feasibility was established and prior to completion of software development have not been material and accordingly, the Company has expensed all research and development costs when incurred.

(m)	Operating leases

Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the respective lease terms, including any periods of free rent.

(n)	Foreign currency translation and foreign currency risk

The Company uses the United States dollar (“USD”) as its reporting currency. The functional currency of Linkage BVI and Linkage Hong Kong is USD. Monetary assets and liabilities denominated in currencies other than USD are translated into USD at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than USD during the year are converted into USD at the rates of exchange ruling at the transaction dates.

The financial records of the Company’s PRC subsidiaries are maintained in Renminbi (“RMB”), which is their functional currency. Assets and liabilities are translated into USD based on the rates of exchange existing on the balance sheet date. Equity accounts are translated at historical exchange rates. Their statements of operations are translated using a weighted average rate for the period. Translation adjustments are reflected as accumulated other comprehensive income (loss) in shareholders’ equity.

The RMB is not freely convertible into USD or other currencies. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China (“PBOC”), controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The rate of exchange quoted by PBOC on December 31, 2008 and 2009 was USD$1 = RMB6.8346 and USD$1 = RMB6.8282, respectively. As of December 31, 2008 and 2009, the Company had RMB bank balances located in the PRC of $17,438 and $21,180 of its total cash and bank balances, respectively. The Company’s cash and cash equivalents and restricted cash denominated in RMB amounted to $18,541 and $21,875 as of December 31, 2008 and 2009, respectively.

(o)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. All of the Company’s cash and cash equivalents are held with financial institutions that Company management believes to be high credit quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers. The Company primarily sells its products and services to the top telecommunication carriers in China and their provincial subsidiaries and has historically incurred insignificant bad debt expense.

(p)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability.

(q)	Value added taxes

The Company’s PRC subsidiaries are subject to value added tax (VAT) at a rate of 17% on proceeds received from system integration arrangements and customized software arrangements (“software sales”), less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds. For revenues on software sales, if the net amount of VAT payable exceeds 3% of software sales, the excess portion of VAT tax can be refunded immediately. As such, the Company is entitled to an effective net VAT tax burden of 3% from software sales. This government policy is effective until 2010. The net VAT balance is recorded either in accrued expenses and other payables or prepaid expenses and other current assets on the face of consolidated balance sheets.

(r)	Business taxes

The Company’s PRC subsidiaries are subject to business tax at the rate of 5% on certain types of service transactions. Business taxes are presented on a gross basis and included in cost of revenues. Business tax incurred during 2007, 2008 and 2009 was $354, $715 and $1,335, respectively.

(s)	Share-based compensation

The Company’s share-based payment transactions with employees are measured based on the grant-date fair value of the equity instrument issued. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

(t)	Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

(u)	Recent accounting pronouncements

In June 2009, the FASB issued authoritative guidance that eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. The guidance will be effective for the Company’s fiscal year beginning January 1, 2010. The Company does not expect the adoption of the guidance will have a significant impact on its consolidated financial statements.

In June 2009, the FASB issued authoritative guidance that eliminates exceptions to consolidating qualifying special- purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. The guidance also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the guidance. The guidance will be effective for the Company’s fiscal year beginning January 1, 2010. The Company does not expect the adoption of the guidance will have a significant impact on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that addresses accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible products’ essential functionality are excluded from software revenue accounting guidance. In addition, hardware components of a tangible product containing software components are always excluded from software revenue accounting guidance. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance that adds new requirements for fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Company does not expect the adoption of the guidance will have a significant impact on its consolidated financial statements.

3.	TRADE ACCOUNTS RECEIVABLE, NET

Trade accounts receivable, net consisted of the following:

	December 31,
	2008	2009

Billed receivables	$25,166	$29,508
Unbilled receivables	27,371	51,403
Less: Allowance for doubtful accounts	(144)	(125)

Trade accounts receivable, net	$52,393	$80,786

4.	INVENTORIES, CONTRACTS IN PROGRESS AND DEFERRED COSTS

Inventories, contracts in progress and deferred costs consisted of the following:

	December 31,
	2008	2009

Inventories	$783	$7,654
Contracts in progress	8,147	6,160
Deferred costs	—	2,382

Inventories, contracts in progress and deferred costs	$8,930	$16,196

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31,
	2008	2009

Computer equipment	$4,005	$5,215
Furniture, fixtures and office equipment	181	236
Motor vehicles	632	632

	4,818	6,083
Less: accumulated depreciation	(3,009)	(3,650)

Property and equipment, net	$1,809	$2,433

Depreciation expense for the years ended December 31, 2007, 2008 and 2009 was approximately $965, $698 and $994 respectively.

6.	SHORT-TERM BANK BORROWINGS

As of December 31, 2008 and 2009, the Company had outstanding borrowings of $5,121 and $14,645, respectively, under various loan agreements with commercial banks. The terms of the borrowings require repayment within one month to one year and are used for working capital purposes. There are no covenants. The interest rates for these borrowings ranged from 4.86% to 7.84% with a weighted average interest rate of 7.44% and 5.06% for the years ended December 31, 2008 and 2009, respectively.

7.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consisted of the following:

	December 31,
	2008	2009

Accrued expenses	$2,250	$10,334
Other payable	1,253	1,514
Other taxes payable	796	1,237

	$4,299	$13,085

8.	INCOME TAXES

British Virgin Islands

Under the current laws of the British Virgin Islands, Linkage BVI is not subject to tax on the income or capital gains. In addition, the British Virgin Islands does not impose withholding tax on dividend payments.

Hong Kong

The profits of Linkage Hong Kong are subject to income tax at 17.5% for 2007, and 16.5% for 2008 and 2009.

Mainland China

The two PRC entities, Linkage Nanjing and Linkage Suzhou, were governed by the Income Tax Law of PRC Concerning Foreign Investment and Foreign Enterprise for the period before January 1, 2008, and the statutory rate was 33% (30% of state income tax plus 3% local income tax) on their respective PRC taxable income. However, as a qualified High and New Technology Enterprise (“HNTE”), operating in a State-level High and New Technology Development Zone (“HNTDZ”), Linkage Nanjing was entitled to a preferential tax rate of 15%. In addition, Linkage Nanjing was granted a five-year tax holiday (i.e. two years’ tax exemption followed by three years’ 50% tax deduction (“2+3 tax holiday”) starting from its first profit making year which was 2004. Furthermore, during the tax holiday, the local income tax was fully exempted. Therefore, Linkage Nanjing was subject to income tax at 7.5% for the year ended December 31, 2007.

Linkage Suzhou, recognized as a newly established software company, was entitled to a five-year tax holiday (i.e. two years’ tax exemption followed by three years’ 50% tax reduction) from 2004, which was its first profit-making year. As such, for the years ended December 31, 2007, Linkage Suzhou was subject to tax at 15%. The 3% local tax was fully exempted during the whole tax holiday.

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on Corporate Income Tax (the “New CIT Law”), which became effective from January 1, 2008. Foreign investment enterprises and domestic companies are subject to a uniform tax rate of 25%. Enterprises which were established and already enjoyed preferential tax treatments before March 16, 2007 were granted transitional relief measures which allowed them to continue to enjoy such preferential tax treatment (i) in the case of preferential tax rates, for a period of five years from January 1, 2008 (the enterprises which previously enjoyed the tax rate of 24% shall be subject to the tax rate of 25% from 2008), and (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such terms but before 2012.

Linkage Nanjing was eligible for a preferential tax rate of 15% for 2008 and 2009, since it obtained High and New Technology Enterprise (“HNTE”) status on December 9, 2008 with a valid period of three years. On December 31, 2008 and 2009, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Commerce, and the State Administration of Taxation that Linkage Nanjing qualified as a “Key Software Enterprise” for fiscal year 2008 and 2009, respectively, and was therefore eligible for a 10% tax rate for income earned during 2008 and 2009.

Under the New CIT Law, where the preferential policies overlap, enterprises may select the most preferential policies and may not enjoy any overlapped policy or change policies upon selection. Linkage Nanjing decided to apply the 10% tax rate for 2008 and 2009, as a qualified Key Software Enterprise.

As there is significant uncertainty in regard to obtaining similar preferential tax rates in years subsequent to 2009, Linkage Nanjing has applied 15% and 25% as the applicable tax rate for 2010 and 2011 and for the purpose of determining the deferred taxes for 2008 and 2009, respectively.

Expenditures incurred for the research and development of new technology, products, and processes (“R&D”) qualify for additional deductions at 150% of the actual R&D expenditures for the current period.

Linkage Suzhou was subject to a uniform tax rate of 25% for 2008 and 2009 according to the New CIT Law.

The new CIT rules impose a 10% withholding tax on dividends distributed by an enterprise to its overseas shareholders. The rate can be reduced to 5% under China’s tax arrangement with Hong Kong. The reduced rate was not applicable for the 2008 undistributed earnings from Linkage Nanjing to Linkage Hong Kong because Linkage Hong Kong did not hold any equity interest in Linkage Nanjing until December 2008. Therefore, the requirement that it must have held more than 25% or more of the equity interest in Linkage Nanjing at all times within the 12-month period immediately prior to receipt of the dividends was not fulfilled as of December 31, 2008. Linkage Hong Kong accrued deferred tax liabilities related to potential withholding tax in the amount of $1,779 for the year ended December 31, 2008, at the rate of 10% on the undistributed earnings from its investment in Linkage Nanjing generated in the relevant period, of which was $1,635 was paid in 2009. Linkage Hong Kong did not accrue deferred tax liabilities related to withholding tax for the earnings from its investment in Linkage Nanjing for 2009, as the Company plans to indefinitely reinvest undistributed profits earned after December 31, 2008 from Linkage Nanjing.

The Company has made its assessment of the level of tax authority for each uncertain tax position (including the potential application of interest and penalties) based on its technical merits. The Company had no material uncertain tax position as of December 31, 2008 and 2009 or material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months. The Company classifies interest and penalties related to income tax matters, if any, in income tax expense. As of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009, the amount of interest and penalties related to uncertain tax positions was immaterial.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined. For any tax exposures related with related party transactions, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The statue of limitations in Hong Kong is six years.

Income tax expense consisted of the following:

	Year Ended December 31,
	2007	2008	2009

Current:
PRC	$1,220	$2,422	$5,334

Total current income tax expense	$1,220	$2,422	$5,334

Deferred:
PRC	$(410)	$2,055	$(1,076)

Total deferred income tax expense (benefit)	$(410)	$2,055	$(1,076)

Total income tax expense	$810	$4,477	$4,258

The principal components of the deferred income tax assets and liabilities were as follows:

	December 31,
	2008	2009

Deferred income tax assets:
Deferred revenue	$4,108	$5,821
Depreciation	27	131
Net operating losses carried	62	56
Other	22	511

Total deferred income tax assets	$4,219	$6,519

Deferred income tax liabilities:
Withholding tax	$(1,779)	$—
Contracts in progress	(3,947)	(6,950)

Total deferred income tax liabilities	$(5,726)	$(6,950)

Net deferred income tax liabilities	$(1,507)	$(431)

Reported as:
Deferred tax assets - current	$4,130	$6,332
Deferred tax assets - non current	89	187
Deferred tax liabilities - current	(5,726)	(6,950)

Net deferred income tax liabilities	$(1,507)	$(431)

Reconciliation between the provision for income tax computed by applying the PRC enterprise income tax rates to income before income taxes and the actual provision for income tax was as follows:

	Year Ended December 31,
	2007	2008	2009

PRC statutory tax rate	33.0%	25.0%	25.0%
Effect of tax holidays	(31.0)%	(16.7)%	(18.5%)
Additional R&D deduction	(10.5)%	(5.0)%	(3.2%)
Other expenses not deductible for tax purpose	8.6%	8.5%	8.0%
Effect on income tax due to changes in tax rate	4.3%	(2.4)%	0.7%
Effect of different tax rate of group entity operating in other jurisdictions	0.2%	0.5%	(0.1%)
Share-based compensation expenses that are not deductible	1.4%	2.7%	1.0%
Withholding tax on retained earnings to be distributed	—	8.2%	(0.4%)

	6.0%	20.8%	12.5%

Tax that would otherwise have been payable without tax holidays amounted to $4,956, $8,074 and $10,565 in 2007, 2008 and 2009, respectively.

9.	EMPLOYEE BENEFIT PLAN

The Company’s subsidiaries in China participate in a government-mandated multi-employer defined contribution plan for its full time employees pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to contribute an amount based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations. The Company has no further commitments beyond its contribution. During the years ended December 31, 2007, 2008 and 2009, the Company contributed and recorded expenses of $1,444, $2,523 and $6,650, respectively.

10.	SHARE-BASED COMPENSATION

In July 2007, the CEO of the Company sold 146 shares in LT International (“LT”) to three employees of the Company for RMB 1.3 million (approximately $172) in cash. LT was a shareholder of the Company and was controlled by the CEO and other shareholders of the Company. LT was a shell company whose only function was to hold the Company’s shares. As such, the three employees effectively received 80 of the Company’s ordinary shares for a purchase price of $2,143 per share. The shares were fully vested on the date of sale. As a result, the Company recorded share-based compensation of $577, equal to the excess of the fair value of the Company’s ordinary shares of $9,351 per share over the purchase price.

In March 2008, the CEO sold approximately 1,543 shares in HF International (“HF”) to several employees of the Company for $4,692. Of this amount, two-thirds, or $3,128, was paid in cash on the date of grant with the remaining one- third, or $1,564, payable to the CEO with an interest free, recourse loan having no stated maturity. HF was a shareholder of the Company and was controlled by the CEO. HF was a shell company whose only function was to hold the Company’s shares. As such, the employees effectively received 500 of the Company’s ordinary shares for a purchase price of $9,374 per share. The shares were fully vested on the date of sale. The Company has accounted for this transaction as the issuance of shares and has recorded compensation expense of $2,283, representing the difference between the fair value of the shares of $13,940 per share on the date of sale over the purchase price.

In July 2009, Linkage Cayman, the sole direct shareholder of the Company, granted to an executive officer of the Company, options to purchase 6,197,907 ordinary shares of Linkage Cayman at an exercise price of RMB 0.25 ($0.04) per share. The option grant consists of three tranches of 1,652,775 shares, 2,065,969 shares, and 2,479,163 shares, each subject to cliff vesting on July 31, 2009, 2010 and 2011, respectively. The weighted average grant-date fair value of the options was $0.84 per share. Total estimated compensation cost for those options expected to vest of $5,216 will be recognized over the requisite service period, which is approximately two years. Also in July 2009, the executive officer paid $60 to the Company for the first tranche of 1,652,775 options. As a result of this transaction, the Company recorded $1,882 compensation expense and an increase in the additional paid-in capital for the same amount for the nine months ended September 30, 2009. On January 7, 2010, the executive officer and grantee of 6,197,907 options to purchase ordinary shares of Linkage Cayman resigned from the Company. The unvested tranches of 2,065,969 and 2,479,163 options were forfeited. Shared-based compensation of $492 related to a change in estimated forfeitures was reversed during the year ended December 31, 2009.

11.	RELATED PARTY TRANSACTIONS

As discussed in Note 1, on June 30, 2004, Linkage BVI acquired the telecommunication business from Lianchuang Technology. Subsequent to the June 30, 2004 transfer date, Lianchuang Technologies continued to conduct activities in various lines of business, including the sales and distribution of computer hardware, taxation software, transportation payment systems, and the provision of roadside emergency services. Through March 2008 and June 2007, the Company and Lianchuang Technology had the same board of directors and shareholders, respectively. The Company’s CEO is also the chairman of the board of Lianchuang Technology.

In conjunction with the June 30, 2004 transfer, Lianchuang Technology allowed the Company to use its trademarks, patents and technologies relating to the acquired telecommunication business for no consideration. In October 2008, the Company and Lianchuang Technology formally entered into trademark license agreements, pursuant to which Lianchuang Technology granted the Company for nil consideration a license to use certain trademarks. On July 28, 2009, the Company and Lianchuang Technology entered into a supplementary agreement to the trademark license agreements, which extend the term of this agreement to 20 years from the date thereof. During the years ended December 31, 2007, 2008 and 2009, the Company used the trademarks, patents and technologies free of charge.

During the years ended December 31, 2007, 2008 and 2009, the Company purchased $104, $nil, and nil, respectively, of inventories from Lianchuang Technology. The Company sold $81, $nil and nil, of inventories to Lianchuang Technology during the years ended December 31, 2007, 2008 and 2009, respectively.

During the years ended December 31, 2008 and 2009, the Company leased an office building from Linkage Technology Labor Union, a union established in accordance with the Chinese Labor Union Law and whose members are employees of Linkage Nanjing for $71 and $219, respectively, and leased vehicles from Lianchuang Technology for $109 and $111, respectively. Both contracts are renewable annually.

During the years ended December 31, 2008 and 2009, the Company purchased employee training services from Nanjing Jingling College of Software Education, a subsidiary of Lianchuang Technology, for $250 and $503, respectively.

During the years ended December 31, 2008 and 2009, the Company paid professional fees on behalf of Linkage Cayman, the sole shareholder of the Company, in the amount of $645 and $1,538, respectively, which were mainly associated with the proposed initial public offering of the American Depositary Shares of Linkage Cayman on the New York Stock Exchange (“NYSE”).

During the years ended December 31, 2007, 2008 and 2009, the Company provided loans of $5,160, $15,579 and $6,062 to Lianchuang Technology, respectively. There were no formal loan agreements. On September 16, 2009, the Company entered into a confirmation with Lianchuang Technology to formalize the pre-existing loan arrangements with Lianchuang Technology for 2006, 2007, 2008 and up to the date of this confirmation. The loans were repaid within one to six months and had been settled as of December 31, 2007, 2008 and 2009. The Company has not received any interest on the loans.

During the year ended December 31, 2007, the Company repaid interest-free loans of $1,281 borrowed in 2004 to Lianchuang Technology.

On June 23, 2009, the Company and Lianchuang Technology entered into a license agreement relating to technologies that are the subject of certain patents and patent applications, pursuant to which Lianchuang Technology granted the Company an exclusive and sub-license right to use these technologies. The Company is entitled to make improvements to the technologies and enjoy the use of the improvements made by Lianchuang Technology. In addition, the Company entered into an assignment agreement with Lianchuang Technology whereby Lianchuang Technology agreed to assign to the Company the rights in the patents or certain patent applications, including proprietary technologies and trade secrets underlying these patents and patent applications. The Company is not required to make any payments to Lianchuang Technology under these agreements.

On September 17, 2009, the Company signed a memorandum of understanding with Lianchuang Technology to clarify that, prior to the effective dates of their trademark, patent and technology license agreements in October 2008, June 2009, and July 2009, all intellectual properties owned by Lianchuang Technology and used by the Company shall be deemed to have been validly licensed to the Company free of charge.

As of December 31, 2008 and 2009, there was $645 and $ 2,949 due from Linkage Cayman as a result of the above activities.

As of December 31, 2008 and 2009, there were no amounts due to or from Lianchuang Technology as a result of the above transactions.

12.	COMMITMENTS AND CONTINGENCIES

a)	Operating lease commitments

The Company has operating lease agreements for office buildings in the PRC. The lease terms are for periods of one to three years. None of the leases includes contingent rentals. Future minimum lease payments under non-cancelable operating leases as of December 31, 2009 are as follows:

Years ended December 31,
2010	436
2011	31
2012	16

Total	$483

For the years ended December 31, 2007, 2008 and 2009, total rental expenses for operating leases were $337, $899, and $1,166, respectively.

b)	Contingencies

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company did not have any claims or legal proceedings that have a significant impact on its business, assets or operations.

Certain customized software contracts include indemnification clauses that indemnify the Company’s customers against liabilities and damages arising from intellectual property infringement claims relating to the software licensed by the Company. The indemnification obligates the Company to make payments to the guaranteed licensee if an infringement claim against the licensee occurs that results in any liabilities or damages related to the licensed software. The Company has not recorded any liability with respect to the potential infringement and profit sharing claims associated with the Company’s intellectual property as it is the Company’s assessment that the risk of such claim resulting from the potential infringement is remote.

c)	Letters of credit

The Company’s revolving credit facilities, which were renewed on December 31, 2009, provided for letters of credit and letters of guarantee up to an aggregate of $13,000. As of December 31, 2009, there was no amount used under the facilities for Linkage Hong Kong and the unused credit facilities totaled $13,000. The credit facilities had no collateral.

13.	BUSINESS AND CREDIT CONCENTRATION

The Company’s customers are primarily the headquarters and the provincial subsidiaries of three major telecommunication carriers in the PRC. Currently, all major telecommunication carriers in the PRC are primarily state- owned and are subject to extensive government regulation and control. In aggregate, these three communications carriers accounted for 98%, 99% and 99% of the Company’s revenues for the years ended December 31, 2007, 2008 and 2009, respectively.

Despite being state-owned, the headquarters and provincial subsidiaries of the three major telecommunication carriers generally contract on an individual entity basis. The following table summarizes sales to those entities that individually comprise 10% or more of total revenues:

	Year Ended December 31,
	2007	%	2008	%

Customer A	$10,092	19	$12,521	14

Total	$10,092	19	$12,521	14

No individual customer accounts for 10% or more of total revenue in 2009.

No customers represent in excess of 10% of trade accounts receivable as of December 31, 2008 and 2009.

14.	RESTRICTED NET ASSETS

Pursuant to laws applicable to the PRC’s Foreign Investment Enterprises, the Company’s PRC subsidiaries must make appropriations from after-tax profit to non-distributable reserve funds as determined by the board of directors of the respective subsidiaries. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund, and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit as determined under PRC GAAP. The other fund appropriations are at the discretion of the respective subsidiaries. These reserve funds can only be used for the specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The appropriations to the general reserve are required until the balance reaches 50% of the subsidiaries’ registered capital. The Company had statutory reserve balances of $5,187 and $7,977 as of December 31, 2008 and 2009, respectively. In addition, the PRC subsidiaries’ share capital of $12,208 and $12,208 as of December 31, 2008 and 2009, respectively, was considered restricted due to restrictions on the distribution of share capital. As a result of the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances, which restricted portions amounted to $17,395 and $20,185 as of December 31, 2008 and 2009, respectively.

15.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through August 10, 2010, the date the financial statements are available to be issued.